Exhibit (a)(1)(f)

WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
DECLARATION OF TRUST
OF PACIFIC FUNDS

     RESOLVED, that the undersigned, being a majority of the trustees of Pacific Funds, a Delaware statutory trust (the “Trust”), acting pursuant to Article III, Section 7 of the Amended and Restated Declaration of Trust, dated June 12, 2001, as amended to date (the “Declaration of Trust”), and having heretofore divided the shares of beneficial interest of the Trust into twenty separate series (each a “Series”), hereby amend the Declaration of Trust by deleting the PF Putnam Equity Income Fund from the Trust, effective March 31, 2005, and by designating and establishing two additional Series, effective October 1, 2005, to be known as the “PF Oppenheimer Main Street Core Fund” and “PF Oppenheimer Emerging Markets Fund”, respectively, such new Series are to have the relative rights and preferences set forth in the Declaration of Trust and in the Registration Statement of the Trust as may be in effect from time to time.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 8th day of June 2005.

/s/ THOMAS C. SUTTON	/s/ GLENN S. SCHAFER

Thomas C. Sutton	Glenn S. Schafer
Trustee	Trustee

/s/ LUCIE H. MOORE	/s/ RICHARD L. NELSON

Lucie H. Moore	Richard L. Nelson
Trustee	Trustee

/s/ ALAN RICHARDS	/s/ LYMAN W. PORTER

Alan Richards	Lyman W. Porter
Trustee	Trustee

/s/ G. THOMAS WILLIS

G. Thomas Willis
Trustee